EXHIBIT 99.1

Houlihan's Restaurant Group, Inc.
April 30, 1996
Page 1

                                 April 30, 1996

Houlihan's Restaurant Group, Inc.
2 Brush Creek Boulevard
Kansas City, Missouri 64112

Attention:        Mr. William W.  Moreton
                  Executive Vice President
                  and Chief Financial Officer

Gentlemen:

A special committee ("Special Committee") of the Board of Directors of Zapata Corporation, a Delaware corporation ("Zapata"), has developed and hereby submits to you for your consideration this revised letter of intent relating to Zapata's acquisition of 100% of the outstanding common stock of Houlihan's Restaurant Group, Inc. ("HOL") for a combination of cash and stock (the "Proposal"). Zapata suggests that the combination be effected through a merger of HOL into a wholly-owned subsidiary of Zapata. Subject to the cash election feature noted below, each outstanding share of common stock of HOL would be converted in the merger into $4.00 in cash, without interest, and $4.00 in market value of Zapata common stock. Shareholders that are not affiliated with Malcolm Glazer could elect, subject to proration as noted below, to receive 100% cash in the merger for their HOL shares. To the extent unaffiliated stockholders exercise their cash elections, (a) the number of shares of Zapata common stock issuable to such unaffiliated stockholders in the merger will decrease and the amount of cash payable to them will increase and (b) the number of shares of Zapata common stock issuable to Malcolm Glazer and his affiliates in the merger will increase and the amount of cash payable to them will decrease. In the event that the unaffiliated stockholders as a group exercise elections to receive such an amount of cash in the merger that the aggregate ownership of Zapata common stock by Malcolm Glazer and his affiliates after the merger would exceed 49.9% of Zapata's then outstanding common stock, the cash elections of the unaffiliated stockholders would be reduced pro rata to assure that the foregoing 49.9% ownership threshold is not exceeded.

Houlihan's Restaurant Group, Inc.
April 30, 1996
Page 2

The market value of the shares of Zapata common stock issuable in the merger will be based upon the average of the closing prices for such stock on the New York Stock Exchange for a specified number of trading days prior to the effective date of the merger to be negotiated.

The transaction will be effected pursuant to a definitive merger agreement that will be generally on the terms of the draft merger agreement that we heretofore delivered to you, with such changes therein as may be negotiated by the Special Committee and the special committee of the board of directors of HOL. Zapata is the Parent referred to in that agreement, and HOL is the Company referred to therein. Attached hereto as Exhibit A is a suggested draft form of joint press release relating to the Proposal.

The matters referred to herein constitute an expression of our mutual intention only and do not constitute a binding agreement between us with respect to the Proposal. Any such agreement would only arise as a result of the negotiation, execution and delivery of a written definitive agreement, whether in the form previously submitted to you or otherwise, having terms and conditions satisfactory to each of us. Neither of us may bring any claim or action against the other as a result of the failure to agree on or enter into any definitive agreement as contemplated herein. Nothing in this letter, however, shall affect the enforceability of the Confidentiality Agreement dated December 1, 1995 between Zapata and HOL.

If this letter correctly reflects our understanding, please sign one original and return it to the undersigned, retaining the other in your files.

                                          Very truly yours,

                                          ZAPATA CORPORATION

                                          By: /s/  R.C. LASSITER
                                          Name:    R.C. Lassiter
                                          Title:   Chairman of Special Committee
                                          Facsimile (for notices): 713-940-6280

Houlihan's Restaurant Group, Inc.
April 30, 1996
Page 3

ACCEPTED AND AGREED TO
as of May __, 1996

HOULIHAN'S RESTAURANT
GROUP, INC.

By: /s/  WILLIAM W. MORETON
Name:    William W. Moreton
Title:   Executive Vice President/CFO
Facsimile (for notices): 810-561-2842